Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BETWEEN

PENSON FINANCIAL SERVICES, INC.

AND

KNIGHT EXECUTION & CLEARING SERVICES LLC

MAY 28, 2012

-i-

-ii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this 28th day of May, 2012, by and between Knight Execution & Clearing Services LLC, a Delaware limited liability company (“Buyer”), and Penson Financial Services, Inc., a North Carolina corporation (“Seller”).

RECITALS

A. Seller is engaged, through its Penson Futures division, in a futures commission merchant business (the “FCM Business”, as defined herein).

B. Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, certain specified assets of the FCM Business, and Buyer wishes to assume, and Seller wishes for Buyer to assume, certain specified liabilities of the FCM Business.

AGREEMENT

In consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be bound legally, subject to the conditions and other terms herein set forth, Buyer and Seller agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings in this Agreement.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by or is under common control with a specified person or entity, which the parties acknowledge shall, for purposes of Section 5.5, include the Joint Venture notwithstanding that Seller is not the managing member.

“Agreement” means this Asset Purchase Agreement together with all schedules and exhibits attached hereto, and all amendments hereto and thereof.

“Applicable Law” means all domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, regulation, order, writ, injunction, judgment or other requirement (including those of all SROs) applicable to and legally binding on the FCM Business, the Acquired Assets, Buyer or Seller, as applicable.

“Assigned Contracts” means the Leases and the other agreements set forth in Schedule 2.1(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity, SRO or pursuant to any Applicable Law.

“Books and Records” shall mean all books, records (including employee records), files, data, reports, plans, catalogs, client and customer lists, and other documents of Seller to the extent used in and necessary for the operation and administration of the FCM Business.

“Buyer” has the meaning set forth in the Preamble.

“CBOT” means the Chicago Board of Trade.

“CFTC” means the U.S. Commodities & Futures Trading Commission.

“CFTC Rules” mean the rules and regulations of the CFTC promulgated at Title 17 Chapter I of the Code of Federal Regulations.

“Closing” means the completion of those actions described in Section 8.2 and Section 8.3 of this Agreement.

“Closing Date” means the date of the Closing specified in Section 8.1 of this Agreement.

“CME” means the Chicago Mercantile Exchange.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the Commodity Exchange Act and rules and regulations promulgated thereunder.

“Competitive Business” has the meaning set forth in Section 5.5(a).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of May 19, 2011, by and between Knight Capital Group, Inc. and Penson Worldwide, Inc.

“Contingent Purchase Price” shall mean the sum of the Earnout Payments made by Buyer to Seller pursuant to Section 2.5(c) hereof.

“Customer Contracts” has the meaning set forth in Section 2.1(a).

“Domain Names” means the Internet domain names listed on Schedule I of the Seller Disclosure Schedule.

“Exchange Memberships” has the meaning set forth in Section 3.13(i).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Excluded Taxes” shall mean any and all Taxes (i) relating to the FCM Business, the Acquired Assets or the Assumed Liabilities for any Pre-Closing Period (including, for the avoidance of doubt, any such Taxes imposed on Buyer or its Affiliates as a transferee or successor or otherwise attaching to the FCM Business, the Acquired Assets or the Assumed Liabilities); or (ii) of Seller, any of the owners of Seller or any of their respective Affiliates unrelated to the FCM Business, the Acquired Assets or the Assumed Liabilities for any taxable period. For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“FCM Business” means (a) Futures client execution, custody and/or clearing services provided by Seller in its capacity as a futures commission merchant registered with the CFTC ; and (b) Retail Foreign Exchange Trading services provided by Seller in its capacity as a Forex Dealer Member as required by the National Futures Association; provided however that FCM Business shall not include any futures business conducted by Penson Financial Services Canada Inc..

“FCM Revenue” means net revenues of Buyer (net revenues means gross revenues net of interest expense and selling expense, in accordance with Seller’s past practices as reflected in the FCM Financial Statements) or its applicable Affiliate with respect to the FCM Business, calculated in accordance with U.S. Generally Accepted Accounting Principles, provided that revenues shall only include net revenues generated from customer account activity from clients actively trading on Seller’s FCM Business platform as of or during the ninety (90) days prior to the Closing Date and from clients of correspondents on Seller’s FCM Business platform with clients actively trading on Seller’s FCM Business platform as of or during the ninety (90) days prior to the Closing Date (and, with respect to such existing correspondents with active clients, including new clients of such correspondents who become clients through such correspondents after the Closing), in each case whose Customer Contract is continued with Buyer.

“FINRA” means the Financial Industry Regulatory Authority.

“Futures” means futures, options on futures, options on commodities and/or derivative products.

“Futures Account” means those accounts maintained by Seller for customers, introducing brokers or other clients in connection with Customer Contracts, including those maintained at any SRO in support of customer trading.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to foreign or domestic federal, state, local, or municipal government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, any SRO and any other non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of law.

“Initial Purchase Price” has the meaning set forth in Section 2.5(b).

“Intellectual Property Rights” means all proprietary and other rights, including rights granted under license, in and to the following: (i) trademarks, service marks, trademark registrations, service mark registrations, trade names, trade dress, corporate names, logos and other designations of origin, applications to register any of the foregoing and the goodwill associated therewith; (ii) copyrights, copyrightable works, copyright registrations and applications for registration of copyrights; (iii) the Domain Names; (iv) patents, design patents and utility patents, all applications for grant of any such patents pending as of the date hereof or as of the Closing, all improvements to the inventions disclosed in each patent, registration or application and all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof; (v) Software; (vi) technical documentation, confidential information, trade secrets, designs, inventions, technology, processes, formulae, know-how, operating manuals and guides, financial, marketing and business data, plans, new product development, technical and marketing surveys, material specifications, product specifications, invention records, research records, labor routings, inspection processes, equipment lists, engineering reports and drawings, architectural or engineering plans, marketing and licensing records, sales literature, customer and supplier lists, trade lists, sales forces and distributor networks lists, advertising and promotional materials, service and parts records, warranty records, maintenance records and similar records; (vii) all rights and incidents of interest in and to all non-competition or confidentiality agreements; (viii) copies and tangible embodiments of all of the foregoing, as well as related documentation in whatever form or medium; and (ix) all rights to sue or recover and retain damages and costs and attorney’s fees for present and past infringement of any of the foregoing.

“Joint Venture” means a joint venture, including any joint venture of the sort currently contemplated by Seller with respect to its securities clearing business, or any comparable venture, and the entities conducting such venture (including its direct and indirect equity holders and their respective Affiliates, and any successors thereto, subject to the last sentence of Section 5.5(c).

“Leases” means those leases set forth on Schedule 2.1(iii).

“License Agreement” means the license agreement, substantially in the form attached to this Agreement as Schedule II.

“Liens” means any security interest, mortgage, lien, pledge, charge, title retention, security agreement or lease, except for taxes not yet due or payable and encumbrances which do not materially impair the present use of the assets to which they relate.

“Material Adverse Effect” means:

(a) with respect to Seller, any change, effect, event or occurrence that is materially adverse to (i) the business, operations or financial condition of the FCM Business taken as a whole, other than any such effect to the extent resulting from (A) entering into, announcing or consummating this Agreement or the transactions contemplated hereby, (B) any change in general economic or political conditions, capital markets, interest rates or securities markets arising after the date hereof or (C) any change in Applicable Law or U.S. generally accepted accounting principles or in interpretations thereof arising after the date hereof (each of the foregoing, the “MAE Exceptions”) (provided, that with respect to (B) and (C), the FCM Business is not materially disproportionately affected by any such changes as compared to any other comparable futures commission merchant); or (ii) the ability of Seller to complete the transactions contemplated by this Agreement or perform its obligations hereunder in accordance with the requirements set forth in Section 7.1 hereof (including, as appropriate, any waivers with respect thereto) within the time period contemplated by Article IX; and

(b) with respect to Buyer, any change, effect, event or occurrence that is materially adverse to (i) the business, operations or financial condition of Buyer, other than any such effect to the extent resulting from the MAE Exceptions (provided, that with respect to clauses (B) and (C) of the MAE Exceptions, Buyer is not disproportionately affected by any such changes as compared to any other comparable company); or (ii) the ability of Buyer to timely complete the transaction contemplated by this Agreement or timely perform its obligations hereunder.

“Names” means the names Goldenberg Hehmeyer & Co., GHCO, First Capital Group, Hedgebrokers.com and Efutures.com, and except for Goldenberg Hehmeyer & Co. whether alone or in combination with other names, and derivatives thereof.

“NFA” means the National Futures Association.

“Pre-Closing Period” shall mean any taxable year or period (or portion thereof) that ends on or before the Closing Date.

“Property Taxes” shall mean real, personal and intangible property Taxes.

“Purchase Consideration” shall have the meaning set forth in Section 2.5(b).

“Restricted Period” has the meaning set forth in Section 5.5(a).

“Retail Foreign Exchange Trading” means any account, agreement, contract or transaction described in Sections 2(c)(2)(B)(i) or 2(c)(2)(C)(i) of the Commodity Exchange Act.

“Retained Records” has the meaning set forth in Section 5.8.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Software” means all computer software, including source code, object code, operating systems and specifications, algorithms, data, databases and all related documentation.

“SRO” means FINRA, NFA, CME, CBOT, any national securities exchange, any other derivatives clearing organization or securities exchange, futures exchange, designated contract market, commodities market, clearinghouse, clearing organization or corporation or other similar federal, state or foreign self-regulatory body or organization.

“Straddle Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Standard Customer Agreements” has the meaning set forth in Section 3.13(g).

“SunGard Contract” shall means that certain remote processing agreement, dated June 17, 2009, between SunGard Futures Systems, a division of SunGard Systems International Inc., a Pennsylvania corporation, and Seller (as successor to Penson GHCO, an Illinois general partnership), including the schedules and exhibits thereto.

“Tax Return” shall mean any and all returns, declarations, reports, statements, elections, claims for refund, information returns or statements or similar documents filed or required to be filed with any Taxing Authority with respect to any Taxes, and including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean any and all federal, state, local, foreign or other taxes, imposts, duties, levies, assessments and other charges of any kind whatsoever, including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, in each case whether disputed or not, and together with any interest, penalties or additions to tax imposed with respect thereto.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transfer Taxes” shall have the meaning set forth in Section 6.2.

“Transferred Exchange Memberships” has the meaning set forth in Section 2.1(a).

“Transition Period” has the meaning set forth in Section 5.10(a).

“Transition Services Agreement” has the meaning set forth in Section 5.10(a).

ARTICLE II

ACQUIRED ASSETS; PURCHASE PRICE

Section 2.1 Purchase and Sale of Assets. (a) Subject to the terms and conditions of this Agreement, Buyer shall purchase from the Seller and the Seller shall, or shall cause its Affiliates to, sell, convey, transfer, assign and deliver to Buyer, on the Closing Date, the Acquired Assets, free and clear of any Liens, and subject to the terms and conditions of this Agreement. The term “Acquired Assets” shall mean all of the Seller’s right, title and interest in and to the following: (i) all Books and Records; (ii) all of the agreements with customers, introducing brokers or other clients, including employee accounts, pursuant to which Seller provides services in connection with the FCM Business (“Customer Contracts”), all of such customers’ account assets segregated under the Commodity Exchange Act or separately maintained pursuant to CFTC Rule 30.7 (including any assets and collateral held in any Futures Account and all customer accounts and collateral with respect to the FX business conducted by the FCM business, but excluding any accounts or collateral related to the FX business conducted by other divisions of Seller), and all rights of the Seller thereunder (other than any Customer Contract or related assets or right associated with any customer, introducing broker or other client engaged in, or threatening to engage in, any litigation, arbitration or other proceeding with Seller or its Affiliates, or with delinquent liabilities, of which the Seller has reasonable commercial knowledge (the Customer Contracts of such customers, introducing brokers or other clients, inclusive of such related assets or rights, “Excepted Customer Contracts”)); (iii) all of the Leases and all of the other Assigned Contracts set forth in Schedule 2.1(iii), and all rights of the Seller thereunder; (iv) all of the membership seats and licenses listed on Schedule 2.1(iv) (the “Transferred Exchange Memberships”); (v) the Intellectual Property Rights primarily used in the FCM Business, including the Names and the other rights set forth on Schedule 2.1(v), and excluding those to be provided pursuant to royalty-free license agreements as contemplated on such Schedule; (vi) all of the equipment, office furniture, fixtures, business machines, office and telephone equipment and supplies, computer hardware and software, and all other tangible personal property primarily used in the FCM Business; and (vii) an amount in cash equal to all accrued but unpaid commissions owing to Transferred Employees and any other employee compensation or benefits obligations or related withholding or similar obligations due to Transferred Employees who will transfer from Seller to Buyer on the Closing Date.

(b) Anything herein to the contrary notwithstanding, the Acquired Assets shall not include, and Buyer shall not purchase, any of the assets of the Seller or its Affiliates not primarily used in the FCM Business, any required regulatory and/or exchange guaranty or clearing funds or deposits, or any membership seats that are not Transferred Exchange Memberships, or any rights to recovery in respect of any arbitration, litigation or other proceeding not an Assumed Liability (the “Excluded Assets”).

Section 2.2 Assumption of Certain Liabilities and Obligations. Upon the sale of the Acquired Assets by Seller at the Closing, and subject to receipt of any required counterparty consents in respect of the Assigned Contracts and Customer Contracts and the payment by Seller to such counterparties of all amounts then or to become due and owing in respect of the period ending as of the Closing, Buyer shall assume and shall pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all liabilities and obligations attributable to the performance of the Assigned Contracts and Customer Contracts (other than Excepted Customer Contracts) after the Closing, provided that neither Buyer nor any of its Affiliates shall assume any liabilities for any default, breach or violation thereof occurring prior to the Closing, or for any action or omission of Seller or its Affiliates occurring or failing to occur prior to the Closing, that, with the giving of notice, the passage of time or both, would result in a default, breach or violation, of any of the Assigned Contracts or Customer Contracts (the “Assumed Liabilities”). For the avoidance of doubt, “Assumed Liabilities” shall include operating costs for which the lessee is responsible pursuant to the terms of the Leases that are Assumed Liabilities, but solely to the extent of such costs relating to the use of the applicable leased property from and after the Closing.

Section 2.3 Exclusion of Liabilities and Obligations. Except to the extent expressly provided in Section 2.2 hereof, Buyer shall not assume any liabilities, obligations or commitments of the Seller or any of its Affiliates, whether absolute, accrued, contingent, known or unknown or otherwise, whether or not based on or arising out of or in connection with the FCM Business or the Seller’s or such Affiliates’ ownership, possession, use or operation of the Acquired Assets (the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include all liabilities or obligations of or with respect to Excluded Taxes, as well as all existing or future liabilities, obligations and commitments related to litigation, arbitration, administrative or other proceedings or investigations involving the FCM Business that arose prior to the Closing or arise following the Closing to the extent arising from actions or omissions occurring prior to Closing, including without limitation all litigation and arbitration presently pending or threatened against Seller or any of its Affiliates, as well as all liabilities caused by any actual or alleged breach of any contract by Seller or its Affiliates, any liabilities caused by the failure of Seller or its Affiliates to comply with Applicable Law, any liabilities with respect to Excepted Customer Contracts, and any liabilities of Seller or its Affiliates arising in connection with the transactions contemplated hereby.

Section 2.4 Instruments of Transfer and Conveyance. (a) At the Closing, the Seller shall execute, acknowledge and deliver: (i) the officer’s certificates and other documents required pursuant to Section 8.2 in form and substance reasonably satisfactory to Buyer; (ii) a bill of sale conveying title to the Acquired Assets, in a customary form to be reasonably agreed prior to Closing; (iii) an assignment and assumption agreement, in a customary form to be reasonably agreed prior to Closing, with respect to all Assigned Contracts and other Assumed Liabilities; and (iv) such other documents and instruments as Buyer may reasonably request to fully effect the transactions contemplated by this Agreement that do not alter the Parties’ respective obligations hereunder.

(b) At the Closing, Buyer shall execute, acknowledge and deliver: (i) the officer’s certificates and other documents required pursuant to Section 8.3 in form and substance reasonably satisfactory to the Seller; (ii) an assignment and assumption agreement, in a customary form to be reasonably agreed prior to Closing, with respect to all Assigned Contracts and other Assumed Liabilities; and (iii) such other documents and instruments as the Seller may reasonably request to fully effect the transactions contemplated by this Agreement that do not alter the Parties’ respective obligations hereunder.

Section 2.5 Purchase Price. (a) In consideration for the transactions contemplated hereby, Buyer shall pay Seller the Initial Purchase Price and the Contingent Purchase Price (together, the “Purchase Consideration”) and shall assume the Assumed Liabilities, in the manner and at the times set forth herein.

(b) On the Closing Date, Buyer shall pay Seller $5,000,000, by wire transfer of immediately available funds to an account designated by Seller in writing at least one business day prior to the Closing Date (the “Initial Purchase Price”). The amount of the Initial Purchase Price allocated by the Buyer and Seller for the purchase of the exchange memberships listed on Schedule 2.1(iv) (the “Membership Allocation”) shall be equal to the bid price for each membership on the Closing Date, as published by the CME Group membership department; provided, however, that an amount calculated in accordance with this sentence may be held back in respect of any Transferred Exchange Membership that is not transferred to Buyer at Closing (e.g., as a result of Closing occurring at a time when the proviso to Section 7.1(d) is applicable); provided, further, however, that in no event shall the foregoing result in an Initial Purchase Price payable upon Closing being less than $2,500,000. In the event of any holdback effected pursuant to the preceding sentence, Buyer shall pay Seller, by wire transfer of immediately available funds to the account designated pursuant to such sentence, an amount equal to the amount held back on the first business day following the transfer of the Transferred Exchange Membership.

(c) Within forty-five (45) days of the first, second and third anniversaries of the Closing Date, Buyer shall pay Seller, by wire transfer of immediately available funds to an account designated by Seller in writing at least two (2) business days prior to the Closing Date, an amount (the “Earnout Amount”) determined as follows: in the event FCM Revenue for the then trailing 12 month period ending on the last day of the last full month of such 12 month period, (a) is less than $21 million, then the Earnout Amount shall be $0, or (ii) is greater than or equal to $21 million, then the Earnout Amount shall equal 1.25% of the total FCM Revenue for every $1 million in FCM Revenue in excess of $20 million for such period. For example, if FCM Revenue for a period equals $30 million, the Earnout Amount shall equal 12.5% of the total FCM Revenue for that period, or $3,750,000. For the avoidance of doubt, examples of the calculation of the Earnout Amount at different FCM Revenue levels is attached hereto as Schedule 2.5(c). Buyer shall promptly provide to Seller documentation setting forth the calculation of the amount of such Earnout Payment in reasonable detail. If within sixty days after the Seller’s receipt of an Earnout Payment and the accompanying documentation, Seller shall not have objected in writing to the amount thereof, then the Earnout Payment shall be deemed final. In the event that Seller objects in writing within such sixty days period, Purchaser and Seller shall negotiate in good faith to resolve the dispute. If Purchaser and Seller fail to resolve such dispute within sixty days, the amount of such Earnout Payment shall be determined, within a reasonable time, by an independent, nationally recognized firm of accountants mutually selected by the parties. The determination of such firm of accounts shall be final and binding upon the parties. Each of Buyer and Seller shall bear all fees and costs incurred by it in connection with the determination of the amount of any Earnout Payment, except that the parties shall each pay one-half (50%) of the fees and expenses of any accounting firm engaged pursuant to this Section 2.5(c).

Section 2.6 Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, unless Buyer otherwise expressly agrees in writing, this Agreement shall not constitute an agreement to assign any Lease or other Assigned Contract or any right thereunder if an attempted or actual assignment, without the consent of an unaffiliated third party, would constitute a breach or in any way adversely affect the rights of Buyer thereunder. With respect to any such Lease or other Assigned Contract, Seller will use its reasonable best efforts to obtain, or cause to be obtained, on or prior to the Closing Date, the approvals or consents necessary to convey to Buyer the benefit thereof. Buyer will cooperate with Seller in such manner as may reasonably be requested in connection therewith. If such consent is not obtained on or prior to the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such consent for a period of ninety (90) days after the Closing Date, and in the event that any such consent is not obtained by the Closing Date, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will attempt to determine whether there is any mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered section of the Disclosure Schedule delivered by Seller to Buyer prior to the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

Section 3.1 Organization, Standing and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. Seller has all requisite corporate power and authority to conduct the FCM Business as presently conducted, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where failure to be so qualified or licensed would be reasonably likely to have a materially adverse impact on the FCM Business.

Section 3.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller and its Affiliates and equity holders. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 3.3 No Violations. The execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of the articles of incorporation or by-laws or comparable organizational or governing documents of Seller and its Affiliates; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a materially adverse impact on the FCM Business; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller or any of its Affiliates is a party or by which Seller or any of its Affiliates or their respective assets may be bound, except as would not have a Material Adverse Effect.

Section 3.4 Title to and Condition of Assets. Seller has good title to the Acquired Assets, and on the Closing Date will convey ownership thereof to Buyer, free and clear of all Liens. There are no material assets or properties used in the conduct of the FCM Business as presently conducted which are not owned, leased or licensed by Seller.

Section 3.5 Consents; Governmental/Regulatory Authority. Except as set forth in Schedule 3.5, Seller is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any Governmental Entity or SRO prior to the execution, delivery and performance by Seller of this Agreement or the consummation of the transactions contemplated herein.

Section 3.6 Financial Information; Financial Condition; Effect of Sale of Assets.

(a) Seller has previously made available to Buyer the following financial schedules, copies of which are attached as Section 3.6 of the Seller Disclosure Schedule: (i) the unaudited trial balances, as of May 15, 2012, with respect to the balance sheet of the FCM Business, and the related unaudited trial balances with respect to the statement of income for the period from January 1, 2012 through May 15, 2012 (together, the “FCM Financial Statements”), (ii) an accurate copy of list of customers of the FCM Business, including associated revenues for the month of March 2012 and year-to-date through March 31, 2012, and (iii) an accurate copy of the asset register of Seller with respect to the FCM Business. The FCM Financial Statements present fairly in all material respects the financial position of the FCM Business as of the dates thereof and the results of operations for the FCM Business therein set forth, in each case in accordance with GAAP consistently applied (other than the absence of notes); the FCM Financial Information has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved and consistent with the Books and Records.

(b) Seller is not insolvent on the date of this Agreement and shall not be insolvent on the Closing Date. The transactions contemplated by this Agreement (i) will not render Seller insolvent or leave Seller with assets and capital unreasonably small in relation to the business in which it is engaged and (ii) is not being undertaken by Seller with the intent to hinder, delay or defraud its creditors. Seller agrees that the Purchase Consideration constitutes reasonably equivalent value for the Acquired Assets.

Section 3.7 Legal Actions. There is no action, suit, proceeding, litigation, investigation or governmental proceeding pending, or to the reasonable commercial knowledge of Seller threatened, before any court or governmental or regulatory authority, against (i) any of the Acquired Assets or relating to any of the Assumed Liabilities or (ii) Seller or its Affiliates, in either case, that reasonably could be expected to have a Material Adverse Effect on Seller. Seller is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the SEC, or of any arbitrator, that would prevent the conduct of the FCM Business substantially in accordance with current practice.

Section 3.8 Compliance with Laws. The FCM Business is being and has been operated in compliance with all Applicable Laws (including any written notices or demands from any Governmental Entity with jurisdiction over the operation of the FCM Business) save where the failure to so operate would not result in a Material Adverse Effect.

Section 3.9 Authorizations. (a) Seller owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the FCM Business free and clear of all Liens, except where the failure to own, hold, possess or lawfully use any such Authorizations would not in the aggregate be material to the FCM Business. All Authorizations are valid and in full force and effect. All material Authorizations are listed in Section 3.9(a) of the Sellers Disclosure Schedule.

(b) No event has occurred and to knowledge of Seller no circumstances exist that (with or without the passage of time or the giving of notice) would reasonably be expected to result in a violation or failure on the part of Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization related to the Acquired Assets or Assumed Liabilities where such violation, conflict, failure, withdrawal, termination, cancellation, suspension or modification would reasonably be expected to have a Material Adverse Effect the Buyers ability to operate the Acquired Assets. Seller has not received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization related to the Acquired Assets or Assumed Liabilities except notices in respect of violations which have been fully and finally resolved to the satisfaction of the applicable Governmental Entity and without further liability, cost or penalty to the FCM Business or its owner. Neither Seller nor any of its Affiliates is in default, nor has Seller received written notice of any claim of default, with respect to any Authorization.

Section 3.10 Taxes. (a) All material Tax Returns required to be filed with respect to the FCM Business, the Acquired Assets or the Assumed Liabilities have been timely filed with the appropriate Taxing Authorities, and all such Tax Returns were true, correct and complete in all material respects. All Taxes shown as due and payable on such Tax Returns have been timely paid.

(b) All material Taxes relating to the FCM Business, the Acquired Assets or the Assumed Liabilities required to have been withheld or collected with respect to amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly and timely withheld, collected and paid to the appropriate Governmental Entity.

(c) There are no Liens for Taxes upon any of the Acquired Assets, other than Permitted Liens.

(d) No Tax audit or other Tax proceeding with respect to the FCM Business or the Acquired Assets is pending or threatened by any Taxing Authority in writing.

(e) None of the Acquired Assets includes or consists of an interest in any partnership, corporation or other entity for Tax purposes.

Section 3.11 Employees.

(a) Set forth on Schedule 3.11(a) of the Seller Disclosure Schedule is a list of the employees of Seller and its Affiliates who are predominantly engaged in, or in supporting, the FCM Business (the “FCM Employees”). Schedule 3.11 also sets forth the current position held by each FCM Employee, the compensation payable by Seller or its Affiliates to each FCM Employee, and the office location of each FCM Employee.

(b) Seller is and at all times has been in material compliance with all Applicable Law with respect to employment and employment practices, terms and conditions of employment, classification of workers, wages and hours and occupational safety and health, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, in each case, with respect to the FCM Employees, and there are no pending or, to the knowledge of Seller, threatened controversies or other actions with respect to any such matters or any employment relationship.

(c) Other than as described on Schedule 3.11(c), arrangements between Seller and its Affiliates, on the one hand, and any FCM Employee, on the other, that, as a result of the execution of this Agreement, Seller approval of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), could result in: (i) severance pay (or other compensation or benefits) or any increase in severance pay (or other compensation or benefits) upon any termination of employment or (ii) acceleration of the time of payment or vesting, or any payment or funding (through a grantor trust or otherwise) of any compensation or benefits, or an increase of the amount payable or any other material obligation.

Section 3.12 Contracts. Other than the Customer Contracts, the Leases, the Assigned Contracts and the agreements included on Schedule 7.1(f), there are no contracts or agreements of Seller or its Affiliates that are necessary to the operation of the FCM Business as currently conducted. Seller has provided to Buyer true, correct and complete copies of each of the Customer Contracts, Leases and the agreements included on Schedule 7.1(f). Seller has provided access to Buyer of the Customer Contracts of Seller, and no customers, introducing brokers or other clients have given written notice to Seller or any of its Affiliates of its intent to terminate such Customer Contract or otherwise reduce its business with the FCM Business or adjust the fee schedule under its applicable Customer Contract. Each of the Customer Contracts, Leases and the agreements included on Schedule 7.1(f) is valid, in full force and effect, and is binding on and enforceable against Seller, and to the knowledge of Seller, each other party thereto in accordance with its terms, except as would not, individually or in the aggregate, reasonably be expected to be material to the FCM Business. There are no existing defaults (or to knowledge of Seller circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of Seller, or, to the knowledge of Seller, any other party thereto under any of the Customer Contracts, Leases or agreements included on Schedule 7.1(f), except as would not, individually or in the aggregate, reasonably be expected to be material to the FCM Business.

Section 3.13 Registrations and Regulations. (a) Seller is duly and validly registered (i) as a broker-dealer registered with the SEC and a member of a national securities exchange and (ii) as a Futures Commission Merchant registered with the CFTC and (iii) is a member in good standing with each other SRO of which it is required to be a member or to hold a seat to conduct the FCM Business as presently conducted. Neither Seller nor any of the other past or present Affiliates of Seller engaged or previously engaged in the FCM Business is or has been required to obtain any registration as a broker-dealer, investment adviser, commodity trading advisor, commodity pool operator, futures commission merchant, insurance agent, sales person or in any similar capacity with the SEC, FINRA, the CFTC, state or other Governmental Entity that has not been properly and timely obtained.

(b) Seller’s activities in respect of the FCM Business have not exceeded in any material respect the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms and reports filed with the any SRO or other Governmental Entity. Seller has paid all fees and assessments due and payable in connection with exchange member registrations, each of which is in full force and effect.

(c) Each of the FCM Employees that is required to be registered or licensed as an associated person, registered or listed as a principal, registered representative or a salesperson with the SEC, the CFTC, the securities commission of any state or foreign jurisdiction or required to be a member or associate member of any SRO is duly registered, licensed or listed to act in their respective capacities, and all such registrations, licenses and memberships, as applicable, are in full force and effect. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

(d) Seller has established written supervisory procedures that are reasonably designed to prevent and detect any violation of Applicable Laws relating to the FCM Business. Seller has at all times maintained and continues to maintain, all books and records required by Applicable Laws and has at all times filed all reports required by Applicable Laws.

(e) Seller is not required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

(f) Other than as previously made available, none of the activities of either Seller or its owners, directors, managers, officers or employees, in respect of the FCM Business is required to be registered as an investment advisor, investment company, commodity trading advisor, commodity pool operator, exchange or transfer agent, a clearing agency, an alternative trading system, a government securities dealer, or insurance agent under any Applicable Law.

(g) Seller has delivered to Buyers all forms of customer agreements (including all forms and documents related thereto) and all forms of introducing broker agreements used by Seller and its Subsidiaries (collectively, the “Standard Customer Agreements”). Neither Seller nor any Subsidiary is a party to any agreement with any customer regarding commission rates or commission structure other than the commission rates or commission set forth in the Standard Customer Agreements.

(h) Seller has in its possession, and will transfer to Buyer upon Closing, the valid, binding and enforceable documentation necessary to maintain each customer’s account and to perform brokerage, commodities and related services for any customer, in any manner consistent with its activities on behalf of such customer pursuant to Standard Customer Agreements.

(i) Seller is a member of the NFA, and Section 3.13(i) of the Seller Disclosure Schedule sets forth a true and complete listing of all membership of, or trading or clearing seats on, any securities, futures or commodities exchange or designated contract market or derivatives clearing organizations (“Exchange Memberships”) owned or held by Seller or any of its Affiliates and used in the FCM Business, identifying the nature of the Exchange Membership, manner in which it is held and which party it is held by.

Section 3.14 Sufficiency of Assets. After giving effect to the transactions contemplated by this Agreement (including the Transition Services Agreement and the License Agreement), and assuming the receipt of all consents referenced in Section 3.5, other than the Exchange Memberships listed on Schedule 3.13(i) that are not Transferred Exchange Memberships, Buyer will own or have access to all of the assets and rights of Seller and its Affiliates used in or necessary to conduct the FCM Business in all material respects in substantially the same manner conducted by Seller on and prior to the Closing Date.

Section 3.15 Intellectual Property. Seller has (and upon consummation of the transactions contemplated hereby Seller will transfer to Buyer) ownership of, or validly rights to use, all Intellectual Property Rights covered by Section 2.1(a)(v), and the consummation of the transactions contemplated hereby does not and will not materially conflict with, materially alter, or materially impair any such ownership or rights. Seller has not granted any option or license of any kind to any third party relating to any of the Intellectual Property Rights covered by Section 2.1(a)(v) outside the ordinary course. Except as disclosed on Section 3.15 of the Seller Disclosure Schedule, Buyer’s ownership or use, to the extent Buyer’s ownership or use is consistent with Seller’s ownership or use, to Seller’s knowledge will not, as the case may be, of the Intellectual Property Rights covered by Section 2.1(a)(v) will not violate or infringe any Intellectual Property Rights of others.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

Section 4.1 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on Buyer. Buyer has all requisite corporate power and authority to conduct its business as presently conducted, and to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

Section 4.2 Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer and its Affiliates and equity holders. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 4.3 No Violations. The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of the articles of incorporation or by-laws or comparable organizational or governing documents of Buyer and its Affiliates; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer ; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or by which Buyer or any of its Affiliates or their respective assets may be bound, except as would not have a Material Adverse Effect with respect to Buyer.

Section 4.4 Consents; Governmental/Regulatory Authorities. Except as set forth in Schedule 4.4, Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or SRO prior to the execution, delivery and performance by Buyer of this Agreement or the consummation of the transactions contemplated herein.

Section 4.5 Litigation; Proceedings. No litigation, proceeding or governmental investigation, or inquiry is pending or, to the best of Buyer’s knowledge, threatened, against Buyer that seeks to delay, hinder or prohibit execution of this Agreement or consummation of the transactions contemplated herein or that would be reasonably likely to have a Material Adverse Effect on Buyer. Buyer is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the SEC, or of any arbitrator, that would prevent the conduct of business of Buyer in accordance with Buyer’s current practice.

Section 4.6 Compliance with Law. Buyer is and has been in compliance with all Applicable Laws, including all registration, licensing and membership requirements thereunder, except where failure to be so in compliance would not be reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.7 Funding. Buyer has available, and will have available as of the Closing Date and as of each of the first three anniversaries of the Closing Date, all funds necessary to pay the Initial Purchase Price and the Contingent Purchase Price, as applicable, and its ability to consummate such transactions is not dependent or conditional upon the receipt of financing (whether debt or equity) from any other Person.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by Seller. (a) During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement or with the prior written consent of Buyer, Seller shall carry on its business in the ordinary course consistent with past practice and use its reasonable commercial efforts to preserve its present business organization and relationships, keep available the present services of its employees and preserve intact its rights, franchises, goodwill and relations with its customers and others with whom it conducts business.

(b) Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement or consented to in writing by Buyer, Seller shall not, directly or indirectly: (a) settle any litigation, arbitration, investigation or other proceeding in a manner involving any restrictions upon the conduct of the FCM Business or including any admission of wrongdoing or violation of Applicable Law; (b) enter into, terminate or materially amend (i) any agreement with any customer, other than entry into agreements with new customers that are materially consistent with the forms of Standard Customer Agreement provided to Buyer prior to the date hereof, (ii) any of the Leases (other than continuing any month-to-month lease on a monthly basis consistent with past practice), or (iii) any other agreement relating to the FCM Business other than in the ordinary course of business consistent with past practice; (c) terminate or hire any FCM Employee; (d) sell, assign or otherwise transfer or dispose of any of the Acquired Assets; (e) grant any power of attorney to any person in connection with the FCM Business, except in the ordinary course of business; or (f) authorize, resolve, commit or agree (by contract or otherwise) to do any of the foregoing.

Section 5.2 Access to Information. (a) Between the date of this Agreement and the Closing, Seller shall provide such access to Buyer and its employees and agents to (i) the Acquired Assets and (ii) all information and data relating to the FCM Business, the Acquired Assets and the Assumed Liabilities and such other information, contracts, documents and properties of or relating to the FCM Business, the Acquired Assets and the Assumed Liabilities or the customers, employees, operations and personnel of the FCM Business or otherwise relating to the financial and legal condition of Seller and the FCM Business as is reasonably requested in connection with this Agreement and the transactions contemplated in connection herewith, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advanced notice by Buyer and shall be conducted in a manner that does not unreasonably interfere with the operations of the Business.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Buyer’s review of any matters related to the transactions contemplated by this Agreement, including any review of the Acquired Assets, the Assumed Liabilities, the FCM Business and the financial and other conditions of Seller conducted by the officers, employees, lawyers, accountants, consultants and other representatives or agents of Buyer or its Affiliates, nor the Knowledge of Buyer or of any of its Affiliates with respect to any such matters, whether or not resulting from any such review, shall affect (i) the representations and warranties made by Seller in or pursuant to this Agreement, (ii) the remedies of Buyer for breaches of such representations and warranties or (iii) the Excluded Liabilities.

Section 5.3 Regulatory Matters; Third Party Consents. (a) The parties to this Agreement shall cooperate with each other and use their reasonable best efforts to obtain as promptly as practicable all consents and approvals of all third parties and Governmental Entities that are necessary or advisable to timely consummate the transactions contemplated by this Agreement, including without limitation completing and submitting the matched bid/offer and all other documentation required for the completion of the sale of exchange memberships and licenses. Buyer shall have the right to review in advance all information and materials provided to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement, subject to compliance with Applicable Law. In connection with the foregoing, on the date hereof, Seller shall send notice by email to each customer, introducing broker and other client notifying them of the transactions contemplated hereby and informing them of such other information (including consent to the assignment of the related Customer Contract, which may include negative consent, subject to Applicable Law) as Buyer and Seller mutually agree.

(b) Each of the parties to this Agreement shall promptly advise the other parties upon receiving any material communication relating to the transactions contemplated by this Agreement or otherwise materially affecting its ability to timely consummate the Transaction pursuant to the terms hereof from any Governmental Entity or third party whose consent or approval is required by this Agreement, subject to compliance with Applicable Law.

Section 5.4 Offers of Employment. (a) Prior to or promptly following the Closing Date, Buyer shall make (or cause its applicable Affiliate to make) a written offer of employment to all of the FCM Employees listed on Schedule 5.4-A for a comparable position to the position held by such person as of the date hereof, in each case at such FCM Employee’s current base salary level as set forth on Schedule 3.11(a) of the Seller Disclosure Schedule. Subject to such employee satisfying standard pre-employment screening requirements, Buyer shall employ each such employee who has accepted the offer and commences active employment with Buyer as of the Closing Date or, if later, the day following the date such offer if made on or after the Closing Date (each such employee, a “Transferred Employee”). Buyer will not be responsible for any severance obligations that may become due or payable to, or have any obligations of any kind whatsoever to or for, FCM Employees who are not, consistent with the foregoing, offered employment with Buyer or who are offered employment by Buyer but do not accept such offer and commence employment with Buyer. Buyer shall be responsible for any severance obligations that would become due or payable to FCM Employees (i) who become employees of Buyer or an Affiliate thereof (to the extent available under the severance plans and programs of Buyer) or (ii) who are not offered employment with Buyer in breach of this Section 5.4(a) (subject to execution of a customary release and on the terms and subject to such other conditions set forth on Schedule 5.4-B).

(b) In addition, Buyer or its applicable Affiliate may, but shall not be required to, make (i) an offer of employment to the FCM Employees and the other employee listed on Schedule 5.4-C at any time between the Closing Date and the thirtieth day following the Closing Date and (ii) an offer to serve as a consultant to Buyer to the FCM Employees listed on Schedule 5.4-D at any time between the Closing Date and the thirtieth day following the Closing Date, in each case, on such terms as may be agreed upon between Buyer and the applicable individual. Buyer will not be responsible for any severance obligations of Seller or its Affiliates that may become due or payable to, or have any obligations of any kind whatsoever to or for, any of such FCM Employees or other individuals.

(c) Any offers pursuant to and obligations of Buyer under Section 5.4(a) or (b) shall be contingent upon the occurrence of the Closing. In no event shall Seller terminate or permit any Affiliate to terminate any of the employees included on any Schedule 5.4 prior to the thirtieth day following the Closing Date, and (unless such employee first becomes an employee of or consultant to Buyer) Seller or its applicable Affiliate shall make such employees available to provide services to Buyer pursuant to the transition services contemplated by Section 5.10.

(d) Buyer shall use commercially reasonable efforts to cause the benefit plans of Buyer or its applicable Affiliates in which employees are eligible to participate to take into account for all purposes thereunder (but not for purposes of participation in or benefits under the 401(k) plan of Buyer or any of its Affiliates) the service of the Transferred Employees with Seller or its Affiliates prior to the Closing Date to the same extent as such service was credited for the applicable purpose by Seller or its applicable Affiliate.

(e) Without duplication of any amount transferred to Buyer pursuant to Section 2.1(a)(vii), Seller shall be liable for and pay in cash to each Transferred Employee, on the date such Transferred Employee transfers employment from Seller to Buyer, an amount equal to (i) any accrued but unused vacation time to which such Transferred Employee is entitled under Seller’s vacation policy immediately prior to the Closing Date and (ii) all salary amounts in respect of the period through and including such transfer date, in each case net of any related withholding or similar obligations. In addition, without duplication of any amount transferred to Buyer pursuant to Section 2.1(a)(vii), upon transfer after the Closing Date of any Transferred Employees from Seller to Buyer, Seller shall pay Buyer an amount in cash equal to all accrued but unpaid commissions owing to such transferring Transferred Employees and any other employee compensation or benefits obligations or related withholding or similar obligations.

(f) Seller shall be responsible for COBRA continuation coverage and all other legally mandated continuation of health care coverage for all qualified beneficiaries and any other current or former officers, employees, consultants or other individual service providers of any Seller, including FCM Employees, and any of their covered dependents who become eligible for such coverage on or prior to the Closing Date and for the maximum period that any of them is eligible for COBRA continuation coverage, Seller shall maintain, or cause an ERISA Affiliate to maintain, a “group health plan,” within the meaning of Section 4980B of the Code, to provide COBRA continuation coverage to each such qualified beneficiary in accordance with the Code and ERISA.

(g) Nothing herein shall be construed as the creation, amendment or modification of any employee benefit plan, program, arrangement or agreement of Seller or prevent the creation, amendment or termination of any such plan, program, arrangement or agreement. Nothing in this Section 5.4 shall limit the right of Buyer or any of its Affiliates to terminate the employment of any Transferred Employee at any time from and after the Closing, and all offers of employment shall be on an “at-will” basis. The parties hereto acknowledge and agree that all provisions contained in this Section 5.4 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any Transferred Employee, or any dependent or beneficiary thereof

Section 5.5 Non-Competition and Non-Solicitation. (a) In order to induce Buyer to purchase the Acquired Assets and assume the Assumed Liabilities pursuant to this Agreement, Seller covenants and agrees that, from the date of this Agreement until the second anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and Seller shall not permit any of its Affiliates to, directly or indirectly: (i) own, manage, operate or control any Person engaged in futures commission merchant or Retail Foreign Exchange Trading services in the United States (a “Competitive Business”); (provided, however, that this provision shall not prevent any such person from owning up to 5% of the voting power of any class of securities of any issuer that provides or performs Competitive Business services, or (ii) enter into any agreement with any Person pursuant to which Competitive Business services are provided; or promote, market, perform or provide any Competitive Business services, whether on behalf of itself or others . The parties acknowledge that the performance of technology services of the nature currently provided by Nexa Technologies, Inc. shall not constitute a violation of this Section 5.5.

(b) In order to induce Buyer to purchase the Acquired Assets and assume the Assumed Liabilities pursuant to this Agreement, Seller covenants and agrees that, during the period from the Closing Date until the second anniversary of the Closing Date, Seller shall not, and Seller shall cause its Affiliates not to, directly or indirectly, hire or engage, or solicit to employ, any Transferred Employee; provided, however, that it shall not be a violation of this Section 5.5(b) to (i) make general solicitations in the public media that are not targeted at the Transferred Employees or (ii) hire any Transferred Employee at any time six or more months following the date of termination of such Transferred Employee by Buyer or its applicable Affiliate unless such hiring would cause such employee to breach any of such employee’s contractual obligations to Buyer or any of its Affiliates.

(c) During the Restricted Period, and in order to induce Buyer to purchase the Acquired Assets and assume the Assumed Liabilities pursuant to this Agreement, Seller covenants and agrees that it shall not, and it shall not permit any of its Affiliates to, sell, lease, transfer or otherwise assign any portion of its U.S. or Canadian clearing business or the assets used in connection therewith or the equity interests of any entity engaged therein (or any parent entity thereof), regardless of the form of such transaction, unless the parties purchasing such business or portion thereof or assets or equity interests (which the parties acknowledge shall include the Joint Venture and its Affiliates) agree in writing, with Buyer as an express third party beneficiary, that during the Restricted Period it will not, and it will not permit any of its Affiliates to, retain or directly or indirectly solicit any customers, introducing brokers or other clients of the FCM Business as of the date hereof or who are included in the calculation of FCM Revenues for Competitive Business services or enter into any agreement with any such customers, introducing brokers or other clients to provide any Competitive Business services, or take any action that would be a violation of Seller’s obligations under Section 5.5(b) if taken by Seller. Seller further represents that it is not entering into and has not within the past 30 days entered into any agreements that would have been prohibited by the foregoing had this Agreement been entered into thirty days prior to the date hereof. Notwithstanding the foregoing, in the event that the Joint Venture is a Joint Venture controlled by PEAK6 Investments, L.P., or its subsidiaries, neither such Joint Venture nor PEAK6 Investments, L.P. or its Affiliates shall be subject to this Section 5.5.

(d) In addition, in order to induce Buyer to purchase the Acquired Assets and assume the Assumed Liabilities pursuant to this Agreement, Seller covenants and agrees that it shall not undertake any Joint Venture unless such Joint Venture documentation includes an agreement, with Buyer as an express third party beneficiary, providing that the Joint Venture will comply with this Section 5.5 as though it were a party hereto during the Restricted Period. Seller further represents that it is not entering into and has not within the past 30 days entered into any agreements that would have been prohibited by the foregoing had this Agreement been entered into thirty days prior to the date hereof.

(e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.5 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 5.6 Confidentiality. (a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference; provided, however, that effective upon the Closing, Buyer’s obligations under the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Acquired Assets, the Assumed Liabilities and the FCM Business, including the Books and Records, and with respect to disclosure relating to the transactions contemplated hereby.

(b) From and after the Closing, Seller shall and shall cause its Affiliates to keep confidential and not use for its benefit or for the benefit of any other Person, any and all non-public information relating to the Acquired Assets, the Assumed Liabilities and the FCM Business.

(c) The parties shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and, no such press release or other public disclosure shall be made without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that either party may make such disclosure to the extent required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with each other prior to such disclosure; and provided, further that Buyer may publicly announce the transactions contemplated hereby not later than the business day following the date hereof.

Section 5.7 Expenses. Except as otherwise expressly provided hereunder, each of Buyer and Seller shall be responsible for paying its own expenses, including legal fees and any broker fees, incurred by it or any of its Affiliates in connection with this Agreement and the transactions contemplated herein, provided, however, that Seller shall be responsible for all costs and fees incurred in connection with obtaining any consent to the assignment of the Customer Contracts or the Assigned Contracts.

Section 5.8 Access to Books and Records. Seller shall retain all books, records, files, data, reports, computer data and all other documents of Seller not included in Books and Records (“Retained Records”) for a period of eight years from and after the Closing Date (or such longer period as Seller would be required to retain such Retained Records under Applicable Law if it had continued to operate the FCM Business), and Buyer shall similarly retain all Books and Records held by it; provided that either party may terminate its obligation to retain Retained Records or Books and Records, as the case may be, under this Section 5.8, to the extent that it delivers such Retained Records or Books and Records (or copies thereof), as applicable, to the other party; provided a party so delivering Retained Records or Books and Records shall provide reasonable advance notice of the intended delivery and of the fact that the party to which such Retained Records or Books and Records are to delivered will be responsible for any required retention thereafter. Seller and Buyer shall afford the other such access to such Books and Records and Retained Records as is reasonably necessary or requested during normal business hours and in connection therewith, each party shall afford the other parties access to such party’s officers, employees, accountants and other representatives as reasonably requested and related thereto, and each party shall cause its respective officers, employees, accountants and other representatives, at the requesting party’s expense, to cooperate reasonably with the other parties in connection with any examination, investigation or other proceeding by a Governmental Entity, any pending or threatened litigation and, with respect to the year in which the Closing occurs, in the preparation of any financial statements, Tax Returns or similar items relating to the FCM Business or Seller. A party afforded access to Books and Records or Retained Records, as the case may be, shall pay any photocopying charges and third party expenses incurred at such party’s request.

Section 5.9 Mail and Other Items. (a) After the Closing Date, (a) Buyer and its Affiliates shall promptly forward to Seller all correspondence, documents and other communications received by them that relate to the Excluded Assets or Excluded Liabilities, including any payments received by Buyer or its Affiliates that constitute revenues received by Buyer or Affiliates but that are attributable to the activities of Seller or its Affiliates prior to the Closing Date or any Excluded Assets; and (b) Seller and its Affiliates shall promptly forward to

Buyer all correspondence, documents and other communications received by them that relate to the Acquired Assets or the Assumed Liabilities, including any payments received by Seller or its Affiliates that constitute revenues received by Seller or its Affiliates but that are attributable to the activities of Buyer or its Affiliates prior to the Closing Date.

(b) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the FCM Business for its own account until the Closing on the Closing Date, and that Purchaser shall operate the FCM Business for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense that relate to the Acquired Assets and Assumed Liabilities shall be prorated, either as an adjustment to the Purchase Consideration or, if not able to be calculated by the Closing, as soon thereafter as reasonably practical. Items of proration and other adjustments shall include: (i) amounts due under the Assigned Contracts, including the Leases; (ii) wages, salaries and employee compensation, benefits and expenses; (iii) accounts payable; and (iv) operating costs for which the lessee is responsible pursuant to the terms of the Leases. In furtherance of the foregoing, each party shall promptly forward or cause to be forwarded to the other complete and accurate copies of all related invoices, billing statements and similar documents received by it and relating to the FCM Business.

Section 5.10 Transition Period. (a) In accordance with and subject to the Transition Services Agreement, from the Closing Date through the six month anniversary of the Closing Date (the “Transition Period”), Seller will, and will cause its applicable Affiliates to, continue to provide to the FCM Business services of the sort currently provided by Seller and its Affiliates to the FCM Business (other than general ledger, payroll, employee benefit or other HR administrative services), and other than any of those services of which Buyer gives Seller five business day notice that it no longer requires such services. Such services shall be provided pursuant to a transition services agreement substantially in the form attached as Schedule 5.10 (the “Transition Services Agreement”). Seller and Buyer will cooperate in connection with the foregoing, including by working together to determine and document the required services and the manner in which such services are to be provided.

(b) In addition, during the Transition Period, Buyer will allow three Seller employees not associated with the FCM Business who are currently located in Chicago to continue to use the Chicago office space, subject to compliance with Applicable Law, and at Seller’s sole expense to the extent any changes in the space are required to comply with Applicable Law.

Section 5.11 Transition. Both before and after the Closing Date, Seller shall cooperate with and assist Buyer in effecting the transfer to Buyer of the FCM Business as contemplated by this Agreement, and shall provide Buyer with such information maintained by Seller as Buyer may reasonably request.

ARTICLE VI

TAX MATTERS

Section 6.1 Purchase Consideration Allocation. (a) Seller and Buyer agree to allocate the Initial Purchase Price and the Assumed Liabilities (together with other relevant amounts) among the Acquired Assets in accordance with an allocation schedule (the “Allocation Schedule”) to be prepared by Buyer in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and delivered to Seller no later than sixty calendar days after the Closing Date (the “Buyer’s Allocation”). If Seller disagrees with Buyer’s Allocation, Seller may, within 45 calendar days after delivery of Buyer’s Allocation, deliver a notice (the “Seller Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s allocation of the Initial Purchase Price and the Assumed Liabilities (and all other relevant amounts). If Seller Allocation Notice is duly delivered, Buyer and Seller shall, during the 30 calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Initial Purchase Price and the Assumed Liabilities (together with other relevant amounts) (the allocation as so agreed, if any, or, if Seller does not deliver a Seller Allocation Notice, Buyer’s Allocation, the “Allocation”). The Allocation (if any) shall be conclusive and binding on all Parties and Seller and Buyer agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns in accordance with the Allocation. Seller shall promptly provide Buyer with any other information required to complete IRS Form 8594. None of Seller, Buyer or any of their respective Affiliates shall take any position inconsistent with the Allocation (if any) on any Tax Return or in any Tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law). Notwithstanding any of the foregoing, if Buyer and Seller are unable to agree on the allocation of the Initial Purchase Price and the Assumed Liabilities (and other relevant amounts), then Buyer and Seller shall each be entitled to use their own allocation of the Initial Purchase Price and the Assumed Liabilities (and other relevant amounts), provided that such allocations are consistent with the Allocation Schedule and Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

(b) The Allocation (if any) shall be adjusted, as necessary, to reflect the amount of any Contingent Purchase Price paid to Seller and any such adjustment shall be determined in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.

Section 6.2 Transfer Taxes and Other Taxes. Seller and Buyer shall each be responsible for, and pay one-half of any transfer, documentary, stamp, registration, sales and use Taxes, and other similar Taxes (collectively, “Transfer Taxes”), imposed on the transfer of Acquired Assets specified in Article I, regardless of the Person liable for such Transfer Taxes under Applicable Law. The party primarily responsible under Applicable Law for the filing of any Tax Return in respect of such Transfer Taxes (or if no Person has primary responsibility for the filing of any such Tax Return under applicable Law, the Buyer) shall be responsible for the timely preparation and filing of any such Tax Return. The parties shall reasonably cooperate as necessary to enable the timely preparation and filing of such Tax Returns. For the avoidance of doubt, any liability or obligation relating to, arising out of, or in connection with Excluded Taxes shall be an Excluded Liability.

Section 6.3 Tax Treatment of Certain Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law) Seller and Buyer agree to treat a portion of the Contingent Purchase Price paid to Seller (if any) as interest for federal income Tax purposes as required pursuant to Section 483 of the Code (or any analogous provision of state, local or foreign law).

Section 6.4 Cooperation. Buyer and Seller agree, upon reasonable request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that would be imposed as a result of the Transaction.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions, which may be waived, in writing, in whole or in part by Buyer.

(a) Each of the representations and warranties of Seller contained in this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding knowledge, materiality, Company Material Adverse Effect or the like) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such warranty shall be so true and correct as of such specific date), except for any such failures to be true and correct as have not, and would not, individually or in the aggregate, reasonably be expected to have, a Company Material Adverse Effect.

(b) Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) There shall be no (i) order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby in effect or (ii) statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts in any material manner or makes illegal the consummation of the transactions contemplated hereby.

(d) All consents, waivers, authorizations and approvals legally required from all Governmental Authorities and SROs to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect as of the Closing Date, and all consents, waivers, authorizations and approvals required to transfer the Transferred Exchange

Memberships shall have been obtained, and all conditions to transfer shall have been satisfied, and all applicable waiting periods under Applicable Law shall have expired; provided, however, that with respect to the Transferred Exchange Memberships, the foregoing condition shall be deemed satisfied even if less than all of the Transferred Exchange Memberships will transfer at the Closing if all related consents, waivers, authorizations and approvals for the transfer of all Transferred Exchange Memberships have been obtained and Buyer has received temporary approvals from the applicable exchanges for Buyer to operate the FCM Business under either (i) the Seller’s exchange membership(s) pursuant to the Transition Services Agreement or (ii) under Buyer’s exchange memberships, including a temporary exchange membership.

(e) (i) Seller shall have made all payments due to each Lease counterparty for all lease periods ending prior to the Closing Date and the counterparties to the Lease with respect to 600 W. Chicago Avenue, including the counterparties to all related sub- and sub-subleases and guarantees, shall have consented to the assignment of such arrangements.

(f) Seller shall have furnished to Buyer, with respect to each of the contracts identified in Schedule 7.1(f), the written consent of the applicable counterparty(ies) to the assignment of such contracts on their current terms.

(g) There shall not have been any announcement by Seller or its Affiliates, or by any Governmental Entity or SRO, regarding Seller’s ability to continue to conduct the FCM Business as currently conducted, that would be reasonably likely to have a materially adverse impact on the FCM Business.

(h) Seller shall have entered into the Transition Services Agreement and the License Agreement.

(i) Seller shall have made all the deliveries to Buyer set forth in Sections 2.4 and 8.2.

Section 7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date of each of the following conditions which may be waived, in writing, in whole or in part by Seller.

(a) Each of the representations and warranties of Seller contained in this Agreement (read without giving effect to any qualifications or exceptions contained therein regarding knowledge, materiality, Buyer Material Adverse Effect or the like) shall be true and correct in all respects on the date of this Agreement and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such warranty shall be so true and correct as of such specific date), except for any such failures to be true and correct as have not, and would not, individually or in the aggregate, reasonably be expected to have, a Buyer Material Adverse Effect.

(b) Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have made all the deliveries set forth in Sections 2.4 and 8.3.

ARTICLE VIII

CLOSING AND CLOSING DELIVERIES

Section 8.1 Closing. The Closing Date shall be on or before the first business day following the satisfaction or waiver of the conditions set forth in Article VII of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time). Closing shall be held at the offices of Buyer or such other place as shall be mutually agreed upon by Buyer and Seller.

Section 8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized officer certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied;

(b) Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Seller’s Secretary on Seller’s behalf: certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Seller authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Seller has taken no action to dissolve and that no grounds exist for administrative of judicial action to dissolve Seller and providing, as an attachment thereto, a Certificate of Good Standing certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days before the Closing Date; and

(c) Delivery of Acquired Assets. Delivery by Seller to a location specified by Buyer of the Acquired Assets.

Section 8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a) Initial Payment. The Initial Purchase Price as provided in Section 2.5;

(b) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Section 7.2(a), (b) and (g) have been satisfied; and

(c) Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Buyer’s Secretary on its behalf: certifying (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Buyer has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve Buyer and providing, as attachments thereto, a certificate of good standing certified by an appropriate state official of the State of California as of a date not more than fifteen (15) calendar days before the Closing Date and by Buyer’s Secretary as of the Closing Date.

ARTICLE IX

TERMINATION

Section 9.1 Termination Rights. This Agreement and, subject to the provisions of this Article IX, the obligations hereunder may be terminated and the transactions contemplated hereby abandoned:

(a) by Buyer if all of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived by Buyer as of May 31, 2012, provided that such failure is not the result of a breach of any covenant or agreement hereunder by Buyer;

(b) by Seller if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived by Seller as of May 31, 2012, provided that such failure is not the result of a breach of any covenant or agreement hereunder by Seller;

(c) by Buyer, if there shall be a breach by Seller of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured by May 31, 2012; or

(d) by Seller, if there shall be a breach by Buyer of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Article VII and that cannot be cured or has not been cured by May 31, 2012.

Any termination of this Agreement pursuant to this Section 9.1 shall be effected by notice in writing to the other party.

Section 9.2 Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 9.1, this Agreement shall become void and of no further force and effect, and the termination shall be without liability of any party, or of any Affiliate of such party, or any shareholder, director, trustee, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, to the other party to this Agreement; provided, however, that, if the termination shall result from the material breach by a party of any covenant or agreement of such party contained in this Agreement, such party responsible for the breach shall be fully liable for any and all reasonable costs and expenses (including reasonable counsel fees and disbursements) sustained or incurred by the non-breaching party; and provided further that the terms of the confidentiality obligations referred to in this Agreement shall survive any termination of this Agreement.

ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1 Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall survive until the second anniversary of the Closing Date.

Section 10.2 Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and its and their stockholders, directors, officers, employees, agents and representatives (“Buyer Indemnified Parties”) against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorneys’ fees, costs of collection and other costs of defense) actually incurred by any Buyer Indemnified Party and arising from (a) any breach by Seller of any representation or warranty of Seller contained in or made pursuant to this Agreement (which for purposes of this paragraph, shall be read without regard to any Material Adverse Effect, materiality or similar qualifications), (b) any breach by Seller of any covenant or agreement of Seller contained in or made pursuant to this Agreement, (c) any Excluded Liability and (d) non-compliance with any anti-assignment, change-of-control or similar provisions of any Assigned Contracts assumed by Buyer pursuant to this Agreement to the extent breached by the consummation of this Agreement.

Section 10.3 Indemnification by Buyer. Buyer shall indemnify defend and hold harmless Seller and its Affiliates, and its and their stockholders, directors, officers, employees, agents and representatives (“Seller Indemnified Parties”) against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including reasonable attorney’s fees and costs of collection and other costs of defense) actually incurred by any Seller Indemnified Party and arising from or in connection with (a) any breach by Buyer of any representation or warranty of Buyer contained in or made pursuant to this Agreement (which for purposes of this paragraph, shall be read without regard to any Material Adverse Effect, materiality or similar qualifications), (b) any breach by Buyer of any covenant or agreement of Buyer contained in or made pursuant to this Agreement or (c) any Assumed Liability.

Section 10.4 Procedure for Indemnification. The indemnification procedures set forth in Exhibit A shall be deemed incorporated by reference herein.

Section 10.5 Limitation of Liability. (a) Notwithstanding anything contained herein to the contrary, Seller shall not be liable in respect of any indemnification obligation arising under Section 10.2(a) (other than in respect of any failure of the representations in Sections 3.1, 3.2 or 3.4 to be true and correct) (i) unless and until the aggregate cumulative amount of Losses hereunder exceeds $150,000, in which case Seller shall be liable for such Losses, but only in respect of such excess, or (ii) in excess of twenty-five percent (25%) of the aggregate payments actually made to Seller pursuant to Article II in the aggregate for all such indemnification obligations (and in the event of any payment under Article II that occurs after an indemnity payment is limited by this clause (ii), the amount by which the indemnity was so limited shall reduce, dollar-for-dollar, any such future payments under Article II, but not in excess of twenty-five percent (25%) of such future payments). In respect of any failure of the representations in Sections 3.1, 3.2 or 3.4 to be true and correct, Seller shall not be liable in respect of any indemnification obligation under Section 10.2(a) in excess of the sum of the Initial Purchase Price and any Contingent Purchase Price in the aggregate for all such failures.

(b) Notwithstanding anything contained herein to the contrary, Buyer shall not be liable in respect of any indemnification obligation arising under Section 10.3(a) (other than in respect of any failure of the representations in Sections 4.1, 4.3 or 4.7 to be true and correct) (i) unless and until the aggregate cumulative amount of Losses hereunder exceeds $150,000, in which case Buyer shall be liable for such Losses, but only in respect of such excess, or (ii) in excess of twenty-five percent (25%) of the aggregate payments actually made to Seller pursuant to Article I (and in the event of any payment under Article I that occurs after an indemnity payment is limited by this clause (ii), Buyer shall make an additional payment equal, dollar-for-dollar, to the amount of such reduction, but not in excess of twenty-five percent (25%) of such future payments) in the aggregate for all such indemnification obligations. In respect of any failure of the representations in Sections 4.1 or 4.2 to be true and correct, Buyer shall not be liable in respect of any indemnification obligation under Section 10.3(a) in excess of the sum of the Initial Purchase Price and any Contingent Purchase Price paid in the aggregate for all such failures.

(c) All claims for indemnification pursuant to Section 10.2(a) or 10.3(a) must be asserted by the party seeking indemnification, in writing in accordance with this Article X, not later than the second anniversary of the Closing Date (other than claims for indemnification pursuant thereto arising from a breach of the representations or warranties set forth in Sections 3.1, 3.2, 3.4, 4.1, 4.2 or 4.7, which must be asserted by the Party seeking indemnification not later than the expiration of the applicable statute of limitations); provided, however, that if written notice of a claim has been given in accordance with this Article X prior to such date, such claim (and the relevant representations and warranties of the other Party) shall survive as to such claim until such claim has been finally resolved pursuant to this Article X.

(d) Treatment of Indemnity Payments. Except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law), the parties hereto agree to treat any indemnification payments made pursuant to this Article X as an adjustment to the Purchase Consideration for all Tax purposes.

Section 10.6 Exclusive Remedy. Following the Closing, this Article X shall provide the sole and exclusive remedy for any and all claims under this Agreement or in respect to the transactions contemplated hereby, except in the case of common law fraud, as provided in Section 11.5 or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies are available.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or on the date receipt is confirmed as set forth in the confirmation of the properly transmitted facsimile, and (iv) addressed as follows:

To Buyer:

Knight Execution & Clearing Services LLC

c/o Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, NJ 07310

Telephone:     (201) 222-9400

Telecopy:       (201) 795-5038

Attn: General Counsel

To Seller:

Penson Financial Services, Inc.

1700 Pacific Avenue, Suite 1400

Dallas, TX 75201

Telephone:    (214) 765-1100

Telecopy:       (214) 217-5096

Attn: General Counsel

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1; provided that any facsimile should be sent to a number provided by the intended recipient.

Section 11.2 Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign some or all of its rights under this Agreement to any member of the consolidated group of entities of which Buyer is a part, provided that such assignee agrees in writing to be bound by the provisions of this Agreement and, in any event, Buyer shall remain responsible for all obligations hereunder. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person except to the extent provided in Article X with respect to Buyer Indemnified Parties and Seller Indemnified Parties.

Section 11.3 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of New York.

Section 11.4 Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 11.5 Bulk Transfer Heading. Buyer hereby waive compliance by Seller with the provisions of the bulk sales laws of any jurisdiction, and Seller covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer or its Affiliates by reason of such non-compliance. Seller shall indemnify and hold Buyer and its Affiliates harmless from and against (and shall on demand reimburse them for) any Loss suffered or incurred by any of such Persons by reason of the Company’s failure to pay and discharge such claims.

Section 11.6 Gender and Rules of Construction. All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa. Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

Section 11.7 Entire Agreement. This Agreement, all Schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto, collectively with the Confidentiality Agreement, represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All Schedules required by this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought. Any agreement on the part of the Parties to waive any term or provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of the Party or Parties against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 11.8 Waiver of Jury Trial. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 11.9 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. An electronic facsimile or photocopy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

* * *

[Signature page follows on next page.]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

PENSON FINANCIAL SERVICES, INC.

By:
Name: Title:

KNIGHT EXECUTION & CLEARING SERVICES LLC

By:
Name: Title:

[Signature Page to the Asset Purchase Agreement]

Exhibit A: Indemnification Procedures

1. Promptly after the Party or Parties seeking indemnification (the “Indemnified Party”) learns of any event or circumstance, including any claim by a third party, that, in the reasonable judgment of the Indemnified Party, is reasonably likely to give rise to indemnification under this Agreement, the Indemnified Party shall deliver to the Party or Parties from which indemnification is sought (the “Indemnifying Party”) a notice (a “Notice”) setting forth the matter giving rise to indemnification hereunder, including, if known, the anticipated Losses; provided, however, that any failure or delay by the Indemnified Party in delivering a Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Agreement, except to the extent that the Indemnifying Party is prejudiced by such failure or delay.

2. In case the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or in any Notice, the Indemnifying Party shall, within ten business days after receipt by the Indemnifying Party of such Notice, deliver to the Indemnified Party a written notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty-day period beginning on the date of receipt by the Indemnified Party of such written objection, attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims to which the Indemnifying Party shall have so objected, and any agreement reached regarding their respective rights with respect to any of such claims shall be set forth in a written memorandum signed by the Parties. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party may submit such dispute to a court of competent jurisdiction.

3. Promptly after the assertion by any third party of any claim against any Indemnified Party that, in the reasonable judgment of such Indemnified Party, is reasonably likely to result in the incurrence by such Indemnified Party of Losses for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver in accordance with paragraph 1 of this Exhibit A to the Indemnifying Party a Notice which shall include in reasonable detail a description of such claim (provided, however, that any failure or delay by the Indemnified Party in delivering a Notice to the Indemnifying Party shall not affect the Indemnified Party’s right to indemnification under this Exhibit A, except to the extent that the Indemnifying Party is prejudiced by such failure or delay) and such Indemnifying Party may, at its option, assume the defense of the Indemnified Party against such claim (including the employment of counsel, who shall be reasonably satisfactory to such Indemnified Party, and the payment of expenses of such counsel). Until the Indemnifying Party shall have so assumed the defense of the Indemnified Party against such claim following the delivery of such Notice, the Indemnified Party may, but shall not be obligated to, undertake the defense of such claim on behalf of and for the account and risk of the Indemnifying Party, and if such Indemnified Party is entitled to indemnification under this Exhibit A, all reasonable legal and other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party. Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party, and the Indemnified Party shall not have the right to control such defense, unless (i) the Indemnifying Party shall have failed, within twenty business days after receipt of a Notice in respect of such claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party at the Indemnifying Party’s expense, (iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are not available to the Indemnifying Party (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel), (iv) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel) or (v) the Indemnified Party determines in good faith that the Indemnifying Party is reasonably likely to not have the financial resources necessary to appropriately defend the applicable claim or to satisfy in full its indemnification obligations hereunder. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any compromise or settlement of any such action or claim effected without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), but if settled with the consent of the Indemnifying Party, or if there be final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Loss or Losses by reason of such settlement or judgment to the extent it is responsible to indemnify the Indemnified Party, subject to the terms and conditions of Article IX and Exhibit A. After any such claim has been filed or initiated, each Party shall make available to the other Parties and their attorneys and accountants all pertinent information under its control relating to such claim which is not confidential or proprietary in nature or which is made available under the terms of a confidentiality agreement or is delivered or obtained under appropriate protective orders reasonably satisfactory to such Party, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to facilitate the proper and adequate defense of any such claim. Notwithstanding anything to the contrary in this Exhibit A, no party shall have the right to control or participate in any proceeding relating to Taxes imposed on another party.

4. Within twenty business days of the determination of the amount of any (i) Uncontested Claims (as defined below), (ii) claims for Losses covered by a memorandum of agreement of the nature described in paragraph 2 of this Exhibit A, (iii) claims for Losses the validity and amount of which have been the subject of a judicial determination as described in such paragraph 2 or (iv) claims for Losses the validity and amount of which shall have been the subject of a settlement or judicial determination as described in paragraph 3 of this Exhibit A (each of clauses (i)—(iv), a “Determination Event”), the Indemnifying Party shall pay such determined amount to the Indemnified Party by Wire Transfer to the bank account or accounts designated in writing by the Indemnified Party, which designation shall be provided to the Indemnifying Party not less than three business days prior to such payment. “Uncontested Claims” shall mean any claims for Losses specified in any Notice to which an Indemnifying Party shall not have objected in writing within twenty business days following actual receipt of such Notice, if a second copy of such Notice is delivered simultaneously (A) in the case of Seller, in person to Seller’s chief executive officer, and (B) in the case of Buyer, in person to the individual serving as the chief legal officer of Buyer.

5. Buyer shall have the right to off-set from any payments otherwise due to Seller under Section 2.5 the amount of any indemnity obligation of Seller under this Agreement that is established to be owed by the Indemnifying Party under paragraph 4 above. In the event that any indemnity claim has been asserted under Article IX prior to the date of any such payment but prior to the time such amount is so established to be owed, Buyer may withhold payment (but not in an amount in excess of that asserted to potentially be so owed) until such indemnity obligations is so established or there is a Determination Event establishing that no such amount is owed.